Exhibit 99.1

Twin River Completes Dover Downs Acquisition and NYSE Listing

LINCOLN, R.I. – March 29, 2019 – Twin River Worldwide Holdings (NYSE: TRWH) announced today that it completed its acquisition of Dover Downs Gaming & Entertainment and listing on the New York Stock Exchange.

Twin River Executive Chairman John E. Taylor, Jr. said, “Our management team has done a great job diversifying our revenue base and creating sustainable growth. The Dover Downs acquisition and New York Stock Exchange listing mark the beginning of a new chapter for us by adding to our geographic base, providing us currency for strategic steps and eventually leading to liquidity for stockholders.”

George Papanier, Twin River’s CEO added, “Dover Downs is a great fit for Twin River. We see a lot to build on and look forward to working with the Dover Downs team to realize the strategic benefits of the transaction.”

Twin River common stock has been listed on the New York Stock Exchange and will begin trading today under the ticker symbol “TRWH”.

Twin River has a clear focus on building sustainable shareholder value. Twin River expects to pay a quarterly cash dividend initially targeted at approximately 1% of the common stock price beginning later this year. Twin River expects to determine the initial dividend and a potential return of capital as promptly as practicable in the second quarter. The amount, timing and terms will be determined and be based upon prevailing market conditions, Twin River’s financial condition and prospects and other factors, including conditions in the bank credit and debt capital markets.

About Twin River

Twin River Worldwide Holdings, Inc., owns and manages two casinos in Rhode Island and one in Mississippi, as well as a Colorado horse race track that possesses 13 OTB licenses. Properties include Twin River Casino Hotel (Lincoln, RI), Hard Rock Hotel & Casino (Biloxi, MS), Tiverton Casino Hotel (Tiverton, RI), Dover Downs (Dover, DE) and Arapahoe Park (Aurora, CO). Twin River’s casinos range in size from 1,000 slots and 32 table games facilities to properties with over 4,100 slots and approximately 125 table games, along with hotel and resort amenities. Twin River’s headquarters are located at 100 Twin River Road, Lincoln, RI 02865. For more information, visit www.twinriverwwholdings.com.

Exhibit 99.1

Forward-Looking Statements

The statements in this press release that are not historical facts are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause the stated or expected results to be materially different from those anticipated. These risk and uncertainties include, among others: (1) failure to realize the anticipated benefits of the Dover Downs acquisition, (2) that Twin River may be unable to complete any capital return transaction on the terms, in the timeframe expected or at all, and (3) Twin River’s ability to pay dividends as expected or at all. For further discussion of factors that could materially affect the outcome of forward-looking statements and other risks and uncertainties, see “Risk Factors” in Twin River’s Registration on Form S-4 (File No. 333-228973) filed with the SEC in respect of the Dover Downs acquisition. Unless required by law, Twin River expressly disclaims any obligation to update or revise any of these forward-looking statements, whether because of future events, new information, a change in its views or expectations, to conform them to actual results or otherwise. You are cautioned not to place undue reliance on these forward-looking statements.

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